On January 24, 2014, Vaporin, Inc. (formerly known as Valor Gold Corp.) (the “Company”) entered into a Share Exchange Agreement with Vaporin Florida, Inc. (“Vaporin Florida”). Pursuant to the Agreement, all of the issued and outstanding common stock of Vaporin Florida were exchanged for an aggregate of 35 million shares of the Company’s common stock. Additionally, 1,000 shares of Vaporin Florida’s Series A Preferred Stock was exchanged for 100,000 shares of Series C Preferred Stock. The completion of the Share Exchange resulted in a change of control. The Share Exchange was accounted for as a reverse acquisition and re-capitalization, whereas Vaporin Florida is deemed the accounting acquirer and Vaporin, Inc. the legal acquirer.

The following unaudited pro forma combined balance sheets and income statements are based on historical financial statements of Vaporin, Inc. (formerly known as Valor Gold Corp.) and Vaporin Florida, Inc. The unaudited pro forma combined financial statements are provided for information purposes only. The pro forma financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated below. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company. The unaudited pro forma combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. For pro forma purposes:

●	The unaudited Pro Forma Combined Balance Sheets as of December 31, 2013 of the companies give effect to the transaction as if it had occurred at the beginning of the most recent year ended.

●	The unaudited Pro Forma Combined Statements of Operations for the years ended December 31, 2013 combines the income statements of the companies for the indicated periods, giving effect to the transaction as if it had occurred at the beginning of those periods.

These unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with the separate audited financial statements of Vaporin, Inc. (formerly known as Valor Gold Corp.) and Vaporin Florida as of and for the periods ended December 31, 2013.

Vaporin, Inc. and Vaporin Florida, Inc.

Unaudited Pro Forma Balance Sheet

December 31, 2013

	Vaporin, Inc.	Vaporin Florida, Inc.	Eliminations		Total

ASSETS
CURRENT ASSETS:
Cash	$8,317	$25,221	$-		$33,538
Accounts receivable	-	16,587	-		16,587
Inventory	-	316,195	-		316,195
Note receivable	50,000	-	-		50,000
Prepaid expenses and other current assets	1,750	32,522	-		34,272
Assets of discontinued operations	-	-	-		-

Total Current Assets	60,067	390,525	-		450,592

Other assets:
Property and equipment, net	-	8,395	-		8,395
Intangible assets, net	-	12,276	-		12,276
Assets of discontinued operations - long term portion	-	-	-		-

Total Other Assets	-	20,671	-		20,671

Total Assets	$60,067	$411,196	$-		$471,263

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$103,876	$31,312	$-		$135,188
Accrued interest - related party	-	804	-		804
Note payable - related party	-	260,899	-		260,899
Note payable	-	75,000	-		75,000
Convertible notes payable, net of debt discount	96,156	-	-		96,156
Derivative liabilities	120,280	-	-		120,280

Total Liabilities	320,312	368,015	-		688,327

STOCKHOLDERS’ (DEFICIT) EQUITY :
Series A Preferred stock	1,000	1,000	(1,0 00)	2	1,000
Series C Preferred stock	-	-	10	2	10
Common stock	8,667	-	3,500	1	12,167
Additional paid-in capital	12,346,539	349,000	(3,500)	1	76,578
			990	2
			(12,616,451)	3
Accumulated deficit	(12,616,451)	(306,819)	12,616,451	3	(306,819)

Total Stockholders’ (Deficit) Equity	(260,245)	43,181	-		(217,064)

Total Liabilities and Stockholders’ (Deficit) Equity	$60,067	$411,196	$-		$471,263

1	To refect the issuance of 35,000,000 shares in exchange for all of the issued and outstanding shares of Vaporin Florida

2	To reflect the exchange of Vaporin Florida’s Series “A” preferred shares for Vaporin Florida Series “C” Preferred stock

3	To eliminate the historical equity of Vaporin, Inc., and recapitalization of Vaporin Florida

Vaporin, Inc. and Vaporin Florida, Inc.

Unaudited Pro Forma Statement Of Operations

December 31, 2013

	Vaporin, Inc.	Vaporin Florida, Inc.	Eliminations	Total

Revenues:
Sales	$-	$23,268	$-	$23,268
Cost of goods sold	-	(10,851)	-	(10,851)
Gross profit	-	12,417	-	12,417

Operating expenses:
Promotional and marketing	-	57,189	-	57,189
Compensation and related taxes	1,273,385	-	-	1,273,385
Consulting fees	1,531,233	-	-	1,531,233
Professional fees	182,962	15,779	-	198,741
Depreciation and amortization	-	6,082	-	6,082
General and administrative expenses	136,404	238,999	-	375,403

Total operating expenses	3,123,984	318,049	-	3,442,033

Operating loss from continuing operations	(3,123,984)	(305,632)	-	(3,429,616)

Other income (expense)
Interest income	1,750	-	-	1,750
Gain from forgiveness of accrued expenses	686,063	-	-	686,063
Derivative expense	(310,375)	-	-	(310,375)
Change in fair value of derivative liabilities	203,137	-	-	203,137
Interest expense - related party	-	(804)	-	(804)
Interest expense	(102,181)	(219)	-	(102,400)

Total other expenses	478,394	(1,023)	-	477,371

Loss from continuing operations before provision for income taxes	(2,645,590)	(306,655)	-	(2,952,245)

Provision for income taxes	-	-	-	-

Loss from continuing operations	(2,645,590)	(306,655)	-	(2,952,245)

Discontinued operations:
Loss from discontinued operations, net of tax	(536,839)	-	-	(536,839)

Net loss	$(3,182,429)	$(306,655)	$-	$(3,489,084)